Exhibit 10.18

                               FIRST AMENDMENT TO
                      TWO YEAR CHANGE IN CONTROL AGREEMENT

      First Amendment, dated as of December 22, 2008 (the "Amendment"), to the Two Year Change in Control Agreement, dated as of November 21, 2006 (as amended, the "Agreement"), by and among Valley Bank (the "Bank") and Anthony M. Mattioli (the "Executive"). Capitalized terms which are not defined herein shall have the same meaning as set forth in the Agreement.

                              W I T N E S S E T H:

      WHEREAS, the parties desires to amend the Agreement to comply with the final regulations issued in April 2007 by the Internal Revenue Service under
Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"); and

      WHEREAS, pursuant to Section 8(a) of the Agreement, the parties to the Agreement desire to amend the Agreement;

      NOW, THEREFORE, in consideration of the premises, the mutual agreements herein set forth and such other consideration the sufficiency of which is hereby acknowledged, the Bank and the Executive hereby amends the Agreement as follows:

      Section 1. References to Valley Bank. All references to Valley Bank in the Agreement shall include any successor to the Bank.

      Section 2. Amendment to Section 2(a) of the Agreement. Section 2(a) of the Agreement is hereby amended to add the following immediately after Section 2(a)(v):

            "provided, however, that prior to any termination of employment for Good Reason, the Executive must first provide written notice to the Bank (or its successor in interest) within ninety (90) days following the initial existence of the condition, describing the existence of such condition, and the Bank shall thereafter have the right to remedy the condition within thirty (30) days of the date the Bank received the written notice from the Executive. If the Bank remedies the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition. If the Bank does not remedy the condition within such thirty (30) day cure period, then the Executive may deliver a Notice of Termination for Good Reason at any time within sixty (60) days following the expiration of such cure period."

      Section 3. New Section 2(d) of the Agreement. Section 2 of the Agreement is hereby amended to add a new Section 2(d) to read in its entirety as follows:

            "(d) For purposes of this Agreement, any termination of Executive's employment shall be construed to require a "Separation from Service" in accordance with Code Section 409A and the regulations promulgated thereunder, such that the Bank and Executive reasonably anticipate that the level of bona fide services Executive


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            would perform after  termination  of  employment  would  permanently decrease  to a level that is less than 50% of the  average  level of
            bona  fide  services   performed  (whether  as  an  employee  or  an
            independent  contractor) over the immediately  preceding  thirty-six
            (36)-month period."

      Section 4. Amendment to Section 3(a)(ii) of the Agreement. Section 3(a)(ii) of the Agreement is hereby amended and a new Section 3(a)(iii) is added to read in its entirety as follows:

            "(ii) Continued  life  insurance and  non-taxable  health and dental insurance coverage which Executive participated in as of the date of the Change in Control (collectively, the "Employee Benefit Plans") for a period ending upon the earlier of (A) one year after the date of termination of Executive's employment, or (B) the date the Executive receives full time employment by another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those Executive received prior to his termination of employment in connection with the Change in Control and at a cost no greater than it would have been had Executive continued as an employee of the Bank). Said coverage shall be provided under the same terms and conditions in effect on the date of Executive's termination of employment. To the extent that benefits required under this Section 3(a)(ii) cannot be provided under the terms of any Bank health and welfare plans, the Bank shall pay the Executive the value of such benefits in a single cash lump distribution within five (5) calendar days following the Executive's termination of employment; and

            (iii) Notwithstanding the foregoing, in the event the Executive is a
                  Specified Employee (as defined herein), then, solely to the extent required to avoid penalties under Code Section 409A, the Executive's payments shall be delayed until the first day of the seventh month following the Executive's Separation from Service. A "Specified Employee" shall be interpreted to comply with Code Section 409A and shall mean a key employee within the meaning of Code Section 416(i) (without regard to paragraph 5 thereof)."

      Section 5. Amendment to Section 3(b) of the Agreement. Section 3(b) of the Agreement is hereby amended to amend and restate the last sentence of Section 3(b) to read in its entirety as follows:

            "The allocation of the reduction required hereby among the Termination Benefits provided by this Section 3 shall be determined by the Executive, provided however that if it is determined that such election by the Executive shall be in violation of Code Section 409A, the cash severance payable pursuant to Section 3 hereof shall be reduced by the minimum amount necessary to result in no portion of payments and benefits payable to the Bank under Section 3 being non-deductible to the Bank pursuant to Section 280G of the Code and subject to excise tax imposed under Section 4999 of the Code."


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      Section 6.  Amendment  to Section 13 of the  Agreement.  Section 13 of the
Agreement is hereby amended to add the following sentence immediately at the end thereof:

      "Such payment or reimbursement shall be made to Executive as soon as practicable but not later than March 15 of the calendar year immediately following the year in which such expenses were incurred by Executive."

      Section 7. Effectiveness. This Amendment shall be deemed effective as of the date first above written, as if executed on such date. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall be otherwise unaffected.

      Section 8. Governing Law. This Amendment and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Connecticut, except to the extent preempted by the laws of the United States of America.

      Section 9. Compliance with Section 409A. This Agreement shall be interpreted and administered consistent with Section 409A of the Code.

      IN WITNESS WHEREOF, the Bank has duly executed this Amendment as of the day and year first written above.

                                        VALLEY BANK


                                        By:     /s/ David J. O'Connor
                                                ---------------------
                                        Name:   David J. O'Connor
                                        Title:  Director


                                        EXECUTIVE

                                        /s/ Anthony M. Mattiolli
                                        ------------------------
                                        Anthony M. Mattioli


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